Exhibit 99.2

MEDIA CONTACTS:
Amarantus BioSciences, Inc.	Banyan Biomarkers, Inc.
Gerald E. Commissiong	Amy Griffin
408.737.2734 x 102	386.518.6708
pr@amarantus.com	agriffin@banyanbio.com

Amarantus BioSciences and Banyan Biomarkers Announce Positive Data from Traumatic Brain Injury Collaboration

SUNNYVALE, CA and ALACHUA, FL – June 7, 2012 – Amarantus BioSciences, Inc. (OTCBB: AMBS), a biotechnology company developing new treatments for brain-related disorders including traumatic brain injury (TBI) based on its proprietary anti-apoptotic therapeutic protein known as MANF and Banyan Biomarkers, the leader in developing in vitro diagnostic products to detect TBI, today announced the successful completion of a collaboration agreement initiated in November 2011 to evaluate MANF’s potential as a disease-modifying agent for the treatment of TBI.

“Based on the results produced through this collaboration, we are excited about the potential of the MANF Program in generating new products to treat concussions and other forms of TBI,” said Gerald Commissiong, President & CEO of Amarantus. “While this data is early on in development, we will be looking for innovative approaches to accelerate our TBI development program, while using Banyan’s proprietary panel of markers as a key metric in our companion drug – diagnostic strategy.”

In in-vitro cell culture experiments, MANF was reproducibly shown to confer neuroprotective properties in various cell death-related pathways. The data raise the possibility that modulating MANF in patients immediately after suffering a TBI and in patients who have suffered multiple concussions over an extended period, could be a successful therapeutic approach to promote recovery after TBI.

“The data shows that MANF has a significant ability to reduce cell death from a variety of insults that simulate Traumatic Brain Injury as we have modeled in multiple assays in our internal laboratories at Banyan,” said Dr. Andreas Jeromin, PhD, Senior Director Research at Banyan, “These data give us confidence to move to the next phase of testing to further validate this approach, as well as look at innovative product development strategies to accelerate bringing a MANF-based treatment to patients for TBI.”

About Amarantus BioSciences, Inc.

Amarantus BioSciences, Inc. is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat Parkinson’s disease, Traumatic Brain Injury and other human diseases. The Company owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for human disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions. For further information please visit www.amarantus.com.

About Banyan Biomarkers

Banyan Biomarkers is the leader in developing in vitro diagnostic products to address unmet clinical needs for the detection of traumatic brain injury. The Company is focused on developing a simple point-of-care blood test that will be used by physicians to detect the presence and severity of brain trauma and improve the medical management of head injured patients. Banyan Biomarkers has a licensing agreement with the University of Florida for exclusive global use of technology related to this product. To learn more about Banyan Biomarkers, Inc., visit http://www.banyanbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of MANF therapeutic applications and/or advantages presented by Amarantus’ PhenoGuard technology, as well as statements about expectations, plans and prospects of the development of Amarantus' new product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that the anticipated benefits of the therapeutic drug candidates or discovery platforms, as well as the risks, uncertainties and assumptions relating to the development of Amarantus' new product candidates, including those identified under "Risk Factors" in Amarantus' most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other filings Amarantus periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements Amarantus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.